DATED MAY 7, 2013
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, 2.625% NOTES DUE 2023 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, 2.625% Notes Due 2023
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	May 7, 2013
Settlement Date:	May 10, 2013
Maturity Date:	March 1, 2023
Principal Amount:
$100,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $250,000,000 aggregate principal amount of Medium-Term Notes, Series G, 2.625% Notes Due 2023 issued by us on February 28, 2013. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series G, 2.625% Notes Due 2023 and will trade interchangeably with the previously issued Medium-Term Notes, Series G, 2.625% Notes Due 2023 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series G, 2.625% Notes Due 2023 will be $350,000,000.

Price to Public (Issue Price):	99.912%, plus accrued interest
Dealers’ Commission:	0.45% of the principal amount
Accrued Interest:	$510,416.67
All-in-price:	99.462%, plus accrued interest
Pricing Benchmark:	UST 2.00% Notes due February 15, 2023
UST Spot (Yield):	1.785%
Spread to Benchmark:	+0.85%
Yield to Maturity:	2.635%
Net Proceeds to Issuer:	$99,462,000, plus accrued interest
Coupon:	2.625%
Interest Payment Dates:	Interest will be paid semi-annually on the 1st of each March and September of each year, commencing September 1, 2013 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (100.00%)
Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
CUSIP:	14912L5Q0
Supplemental United States Federal Income Tax Considerations
Final regulations released by the U.S. Department of the Treasury state that Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to January 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.